                                                                    Exhibit 23-A

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Duke Energy Corporation on Form S-3 of our report dated February 19, 2002 (March 14, 2002 as to the acquisition of Westcoast Energy, Inc. described in Note 2 and as to the planned sale of DukeSolutions,Inc. described in Notes 3 and 20), appearing in the Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



/s/ Deloitte & Touche LLP


Charlotte, North Carolina
April 3, 2002